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                                                                    EXHIBIT 3.40


                                                              APPROVED
                                                              By           BRF
                                                                ----------------
                                                              Date       7-29-81
                                                                   -------------
                                                              Amount     75.00
                                                                    ------------


                           ARTICLES OF INCORPORATION

                                       OF

                           SALEM MEDIA OF OHIO, INC.

     The undersigned, a citizen of the United States, desiring to form a corporation, for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, does hereby certify:

     FIRST:  Name.  The name of the corporation shall be Salem Media of Ohio,
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Inc.
     SECOND:  Principal Office.  The place in Ohio where its principal office is
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to be located is the Township  of Orange, Delaware County, Ohio.

     THIRD:  Purpose.  The purpose for which it is formed is to engage in any
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lawful act or activity for which corporations may be formed under Sections
1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH:  Shares.  The maximum number of shares which the corporation is
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authorized to have outstanding is seven hundred fifty (750) shares, all of which shall be common shares without par value.

     FIFTH:  Repurchase of Shares.  The corporation, through its Board of
             --------------------
Directors, shall have the right and power to repurchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the corporation and the selling shareholder or shareholders.

     SIXTH:  Conflict of Interest.  A director or officer of the corporation
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shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise; nor shall any transaction, contract or act of the corporation be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer
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or any firm of which such director or officer is a shareholder, director or officer, is in any way interested in such transaction, contract or act, provided the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors, at which action upon any such contract, transaction or act shall be taken; nor shall any such director or officer be accountable or responsible to the corporation for or in respect of any such transaction, contract or act of the corporation, or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, is interested in such transaction, contract or act and any such director or officer, if such officer is a director, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize or take action in respect of any such contract, transaction or act and may vote thereat to authorize, ratify or approve any such contract, transaction or act, with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a shareholder, officer or director, were not interested in such transaction, contract or act.

     SEVENTH:  Indemnification.  Every person who is a director, officer, or
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employee of the corporation or a former director, officer or employee of the corporation, or a person who is serving or has served at the request of the corporation as a director, officer or employee of another corporation is hereby indemnified against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he is or may be made a party by reason of being or having been such director, officer or employee, provided he is determined by the directors of the corporation acting at a meeting at which a quorum consisting of directors who are not parties to

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or threatened with any such action, suit or proceeding is present (a) not to have been negligent or guilty of misconduct in the performance of his duty to the corporation of which he is such director, officer or employee; (b) to have acted in good faith in what he reasonably believed to be the best interest of such corporation; and (c) in any matter the subject of a criminal act, suit, or proceeding, to have had no reasonable cause to believe that his conduct was unlawful; provided, however, no director who is a party to or threatened with any such action, suit or proceeding shall be qualified to vote on such matter. Alternatively such determinations may be made (a) by a court of competent jurisdiction, (b) by the shareholders of the corporation at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of voting power of the corporation on such proposal or (c) adopted by the shareholders of the corporation without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal.

     Such indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled including, without limiting the generality of the foregoing, any insurance purchased by the corporation.

     EIGHTH:  Stated Capital.  The amount of stated capital with which the
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corporation shall begin business is Five Hundred Dollars ($500.00).

     IN WITNESS WHEREOF, I have hereunto subscribed my name this 28th day of July, 1981.


                                             E. James Hopple
                                    --------------------------------------------
                                              Incorporator
                                     E. JAMES HOPPLE



                      [End of Articles of Incorporation]

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